Exhibit 10.1

AMENDMENT NO. 2

TO THE

NEWS CORPORATION 2005 LONG-TERM INCENTIVE PLAN

This Amendment No. 2 to the News Corporation 2005 Long-Term Incentive Plan, as amended (this “Amendment”) is made as of February 12, 2013. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to them in the News Corporation 2005 Long-Term Incentive Plan, as amended (the “Plan”).

WHEREAS, on February 12, 2013, the Board of Directors of News Corporation approved the following amendment to the Plan.

NOW, THEREFORE,

1.	Article V, Section 5.2 of the Plan is hereby amended to read in its entirety as follows:

Section 5.2 Performance Goals.

Unless otherwise determined by the Committee, the grant, vesting and/or exercisability of Performance Awards shall be conditioned, in whole or in part, on the attainment of performance targets, in whole or in part, related to one or more performance goals over a Performance Period. For any such Performance Awards that are intended to qualify for the Section 162(m) Exception, the performance targets on which the grant, vesting and/or exercisability are conditioned shall be selected by the Committee from among the following goals, on a GAAP or non-GAAP basis (the “Section 162(m) Performance Goals”): Net income, adjusted net income, EBITDA, adjusted EBITDA, OIBDA, adjusted OIBDA, operating income, adjusted operating income, free cash flow, net earnings, net earnings from continuing operations, earnings per share, adjusted earnings per share, revenue, net revenue, operating revenue, total stockholder return, share price, return on equity, return in excess of cost of capital, profit in excess of cost of capital, return on assets, return on invested capital, net operating profit after tax, operating margin, profit margin or any combination thereof. A Section 162(m) Performance Goal may be stated as a combination of one or more goals (e.g., free cash flow return on invested capital), and on an absolute or relative basis.

In addition, for any Awards not intended to qualify for the Section 162(m) Exception, the Committee may establish performance targets based on other performance goals as it deems appropriate (together with the Section 162(m) Performance Goals, the “Performance Goals”). The Performance Goals may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to an Affiliate, division, department, region, function or business unit, including, without limitation, financial and operating performance and individual contributions to financial and non-financial objectives, and the implementation and enforcement of effective compliance programs, and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Affiliate, division, department, region, function or business unit) or measured relative to selected peer companies or a market index.

2.	This amendment shall remain in full force and effect for the term of the Plan.